Exhibit 99.1

FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Announces Fiscal Year 2022 First Quarter Financial Results and Declares Fiscal Year 2022 Second Quarter Distribution of $0.30 Per Share

NEW YORK, NY, February 9, 2022 - Golub Capital BDC, Inc., a business development company (Nasdaq: GBDC), today announced its financial results for its first fiscal quarter ended December 31, 2021.

Except where the context suggests otherwise, the terms “we,” “us,” “our,” and “Company” refer to Golub Capital BDC, Inc. and its consolidated subsidiaries. “GC Advisors” refers to GC Advisors LLC, our investment adviser.

SELECTED FINANCIAL HIGHLIGHTS

(in thousands, expect per share data)
	December 31, 2021	September 30, 2021
Investment portfolio, at fair value	$5,146,766	$4,894,886
Total assets	$5,480,437	$5,164,915
Net asset value per share	$15.26	$15.19

	Quarter Ended
	December 31, 2021	September 30, 2021
Net investment income per share	$0.27	$0.27
Amortization of purchase premium per share	$0.04	0.03
Adjusted net investment income per share[1]	$0.31	$0.30

Net realized/unrealized gain/(loss) per share	$0.10	$0.15
Reversal of realized / unrealized loss resulting from the amortization of the purchase premium per share	$(0.04)	$(0.03)
Adjusted net realized/unrealized gain/(loss) per share[1]	$0.06	$0.12

Earnings/(loss) per share	$0.37	$0.42
Adjusted earnings/(loss) per share[1]	$0.37	$0.42

Net asset value per share	$15.26	$15.19
Distributions paid per share	$0.30	$0.29

1     On September 16, 2019, the Company completed its acquisition of Golub Capital Investment Corporation ("GCIC"). The merger was accounted for under the asset acquisition method of accounting in accordance with Accounting Standards Codification 805-50, Business Combinations — Related Issues. Under asset acquisition accounting, where the consideration paid to GCIC’s stockholders exceeded the relative fair values of the assets acquired, the premium paid by the Company was allocated to the cost of the GCIC assets acquired by the Company pro-rata based on their relative fair value. Immediately following the acquisition of GCIC, the Company recorded its assets at their respective fair values and, as a result, the purchase premium allocated to the cost basis of the GCIC assets acquired was immediately recognized as unrealized depreciation on the Company's Consolidated Statement of Operations. The purchase premium allocated to investments in loan securities acquired from GCIC will amortize over the life of the loans through interest income with a corresponding reversal of the unrealized depreciation on such loans acquired through their ultimate disposition. The purchase premium allocated to investments in equity securities will not amortize over the life of the equity securities through interest income and, assuming no subsequent change to the fair value of the GCIC equity securities acquired and disposition of such equity securities at fair value, the Company will recognize a realized loss with a corresponding reversal of the unrealized depreciation upon disposition of the GCIC equity securities acquired.

As a supplement to U.S. generally accepted accounting principles (“GAAP”) financial measures, the Company is providing the following non-GAAP financial measures that it believes are useful for the reasons described below:
•“Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” – excludes the amortization of the purchase premium from net investment income calculated in accordance with GAAP.
•“Adjusted Net Realized and Unrealized Gain/(Loss)” and “Adjusted Net Realized and Unrealized Gain/(Loss) Per Share” – excludes the unrealized loss resulting from the purchase premium write-down and the corresponding reversal of the unrealized loss from the amortization of the premium from the determination of realized and unrealized gain/(loss) in accordance with GAAP.
•“Adjusted Net Income/(Loss)” and “Adjusted Earnings/(Loss) Per Share” – calculates net income and earnings per share based on Adjusted Net Investment Income and Adjusted Net Realized and Unrealized Gain/(Loss).
The Company believes that excluding the financial impact of the purchase premium write down in the above non-GAAP financial measures is useful for investors as it is a non-cash expense/loss resulting from the acquisition of GCIC and is one method the Company uses to measure its financial condition and results of operations. In addition to the non-GAAP financial measures above, the Company believes providing Adjusted Net Investment Income before accrual for capital gain incentive fee per share, is a useful non-GAAP financial measure as a portion of such accrual is not contractually payable under the terms of the Company’s investment advisory agreement with GC Advisors. For the three months ended December 31, 2021 the accrual for capital gain incentive fee under GAAP per share was an amount less than $0.01 per share.

Exhibit 99.1

First Fiscal Quarter 2022 Highlights

•Net investment income per share for the quarter ended December 31, 2021 was $0.27 as compared to $0.27 for the quarter ended September 30, 2021. Excluding $0.04 per share in purchase premium amortization from the GCIC acquisition, Adjusted Net Investment Income Per Share1 for the quarter ended December 31, 2021 was $0.31. This compares to Adjusted Net Investment Income Per Share1 of $0.30 for the quarter ended September 30, 2021 when excluding $0.03 per share in purchase premium amortization from the GCIC acquisition.
•Net realized and unrealized gain per share for the quarter ended December 31, 2021 was $0.10. Adjusted Net Realized and Unrealized Gain Per Share1 was $0.06 when excluding the $0.04 per share reversal of net realized loss and unrealized depreciation resulting from the amortization of the purchase premium. The Adjusted Net Realized and Unrealized Gain Per Share1 for the quarter ended December 31, 2021 primarily resulted from realized gains on the sale of equity investments of our portfolio companies. For additional analysis, please refer to the Quarter Ended 12.31.21 Investor Presentation available on the Investor Resources link on the homepage of the Company's website (www.golubcapitalbdc.com) under Events/Presentations. The Investor Presentation was also filed with the Securities and Exchange Commission as an Exhibit to a Form 8-K. These results compare to net realized and unrealized gain per share of $0.15 during the quarter ended September 30, 2021. Adjusted Net Realized and Unrealized Gain Per Share1 for the quarter ended September 30, 2021 was $0.12 when excluding the $0.03 per share reversal of net realized loss and unrealized loss resulting from the amortization of the purchase premium.
•Earnings per share for the quarter ended December 31, 2021 was $0.37 as compared to $0.42 for the quarter ended September 30, 2021. Adjusted Earnings Per Share1 for the quarter ended December 31, 2021 was $0.37 as compared to $0.42 for the quarter ended September 30, 2021.
•Net asset value per share increased to $15.26 at December 31, 2021 from $15.19 at September 30, 2021.
•On December 30, 2021, we paid a quarterly distribution of $0.30 per share and on February 4, 2022, our board of directors declared a quarterly distribution of $0.30 per share, which is payable on March 29, 2022 to stockholders of record as of March 4, 2022.

Portfolio and Investment Activities

As of December 31, 2021, the Company had investments in 301 portfolio companies with a total fair value of $5,146.8 million. This compares to the Company’s portfolio as of September 30, 2021, as of which date the Company had investments in 296 portfolio companies with a total fair value of $4,894.9 million. Investments in portfolio companies as of December 31, 2021 and September 30, 2021 consisted of the following:

	As of December 31, 2021		As of September 30, 2021
	Investments	Percentage of	Investments	Percentage of
	at Fair Value	Total	at Fair Value	Total
Investment Type	(In thousands)	Investments	(In thousands)	Investments
Senior secured	$620,168	12.0%	$784,805	16.0%
One stop	4,235,533	82.3	3,882,314	79.3
Junior debt*	44,312	0.9	42,029	0.9
Equity	246,753	4.8	185,738	3.8
Total	$5,146,766	100.0%	$4,894,886	100.0%

*	Junior debt is comprised of second lien and subordinated debt.

Exhibit 99.1

The following table shows the asset mix of our new investment commitments for the three months ended December 31, 2021:

	For the three months ended December 31, 2021
	New Investment
	Commitments	Percentage of
	(In thousands)	Commitments

Senior secured	$37,039	4.3%
One stop	761,442	87.8
Junior debt*	1,628	0.1
Equity	67,613	7.8
Total new investment commitments	$867,722	100.0%

*	Junior debt is comprised of second lien and subordinated debt.
Total investments in portfolio companies at fair value were $5,146.8 million at December 31, 2021. As of December 31, 2021, total assets were $5,480.4 million, net assets were $2,607.5 million and net asset value per share was $15.26.
Consolidated Results of Operations
For the first fiscal quarter of 2022, the Company reported GAAP net income and Adjusted Net Income1 of $63.1 or $0.37 per share. GAAP net investment income was $44.8 million or $0.27 per share and Adjusted Net Investment Income1 was $51.8 million or $0.31 per share.  GAAP net realized and unrealized gain was $18.8 million or $0.10 per share and Adjusted Realized and Unrealized Gain/(Loss)1 was $11.5 million or $0.06 per share.

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation, including as a result of the effects of the COVID-19 pandemic. As a result, quarterly comparisons of net income may not be meaningful.

1     See footnote 1 to 'Selected Financial Highlights' above.

Liquidity and Capital Resources
The Company’s liquidity and capital resources are derived from the Company’s debt securitizations (also known as collateralized loan obligations, or CLOs), unsecured notes, revolving credit facilities and cash flow from operations. The Company’s primary uses of funds from operations include investments in portfolio companies and payment of fees and other expenses that the Company incurs. The Company has used, and expects to continue to use, its debt securitizations, unsecured notes, revolving credit facilities, proceeds from its investment portfolio and proceeds from offerings of its securities and its dividend reinvestment plan to finance its investment objectives.
As of December 31, 2021, we had cash, cash equivalents and foreign currencies of $182.7 million, restricted cash, cash equivalents and foreign currencies of $118.8 million and $2,852.8 million of debt outstanding. As of December 31, 2021, subject to leverage and borrowing base restrictions, we had approximately $809.4 million of remaining commitments and $809.4 million of availability, in the aggregate, on our revolving credit facilities with various banks. In addition, as of December 31, 2021, we had $100.0 million of remaining commitments and availability on our unsecured line of credit with GC Advisors.

On October 13, 2021, we issued an additional $200.0 million in aggregate principal amount of our unsecured notes due 2026 (the “2026 Unsecured Notes”), which bear a fixed interest rate of 2.500%, and the new 2026 Unsecured Notes have a yield to maturity of 2.667%. The new 2026 Unsecured Notes have the same terms as the original issuance of the 2026 Unsecured Notes. Upon issuance of the new 2026 Unsecured Notes, the outstanding aggregate principal amount of the 2026 Unsecured Notes is $600.0 million.

On October 15, 2021, we issued an additional $100.0 million in aggregate principal amount of our unsecured notes due 2024 (the “2024 Unsecured Notes”), which bear a fixed interest rate of 3.375%, and the new 2024 Unsecured Notes have a yield to maturity of 1.809%. The new 2024 Unsecured Notes have the same terms as the original issuance of the 2024 Unsecured Notes. Upon issuance of the new 2024 Unsecured Notes, the outstanding aggregate principal amount of the 2024 Unsecured Notes is $500.0 million.

Exhibit 99.1

On November 19, 2021, we amended our revolving credit facility with JP Morgan Chase Bank N.A. (“JPMorgan”), as administrative agent, to, among other things, increase the accordion feature that allows us to increase the total facility size to $1.5 billion from $712.5 million. In addition, we entered into a series of agreements, most recently on December 17, 2021, to increase the aggregate commitments outstanding under the JPMorgan facility to $1.1875 billion from $475.0 million as of September 30, 2021.

Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on an internal system developed by Golub Capital and its affiliates. This system is not generally accepted in our industry or used by our competitors. It is based on the following categories, which we refer to as GC Advisors’ internal performance ratings:

Internal Performance Ratings
Rating	Definition
5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations, and the trends and risk factors are generally favorable.
4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected, and the risk factors are neutral to favorable.
3	Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower could be out of compliance with debt covenants; however, loan payments are generally not past due.
2	Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments could be past due (but generally not more than 180 days past due).
1	Involves a borrower performing substantially below expectations and indicates that the loan’s risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans rated 1 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount we anticipate will be recovered.
Our internal performance ratings do not constitute any rating of investments by a nationally recognized statistical rating organization or represent or reflect any third-party assessment of any of our investments. For additional analysis on the Company's internal performance ratings as of December 31, 2021 and the impact from COVID-19, please refer to the Quarter Ended 12.31.21 Investor Presentation available on Investors Resources link on the homepage of the Company's website (www.golubcapitalbdc.com) under Events/Presentations.
The following table shows the distribution of the Company’s investments on the 1 to 5 internal performance rating scale at fair value as of December 31, 2021 and September 30, 2021:

	December 31, 2021		September 30, 2021
Internal	Investments	Percentage of	Investments	Percentage of
Performance	at Fair Value	Total	at Fair Value	Total
Rating	(In thousands)	Investments	(In thousands)	Investments
5	$349,616	6.8%	$499,241	10.2%
4	4,406,567	85.6	3,951,870	80.7
3	341,026	6.6	395,208	8.1
2	49,317	1.0	47,836	1.0
1	240	0.0 *	731	0.0 *
Total	$5,146,766	100.0%	$4,894,886	100.0%

*	Represents an amount less than 0.1%.

Exhibit 99.1

Conference Call
The Company will host an earnings conference call at 2:00 pm (Eastern Time) on Thursday, February 10, 2022 to discuss the quarterly financial results. All interested parties may participate in the conference call by dialing (833) 900-2240 approximately 10-15 minutes prior to the call; international callers should dial +1 (236) 714-2752. Participants should reference Golub Capital BDC, Inc. when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Investor Resources link on the homepage of our website (www.golubcapitalbdc.com) and click on the Quarter Ended 12.31.21 Investor Presentation under Events/Presentations. An archived replay of the call will be available shortly after the call until 11:59 p.m. (Eastern Time) on February 24, 2022. To hear the replay, please dial (800) 585-8367. International dialers, please dial +1 (416) 621-4642. For all replays, please reference program ID number 7763977.

Exhibit 99.1

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except share and per share data)
	December 31, 2021	September 30, 2021
Assets	(unaudited)	(audited)
Investments, at fair value (cost of $5,143,591 and $4,895,397, respectively)	$5,146,766	$4,894,886
Cash and cash equivalents	180,203	175,593
Unrestricted foreign currencies (cost of $2,445 and $5,145, respectively)	2,480	5,497
Restricted cash and cash equivalents	117,144	61,824
Restricted foreign currencies (cost of $1,641 and $1,442, respectively)	1,650	1,429
Interest receivable	21,268	18,261
Other assets	10,926	7,425
Total Assets	$5,480,437	$5,164,915

Liabilities
Debt	$2,852,832	$2,569,228
Less unamortized debt issuance costs	22,404	17,850
Debt less unamortized debt issuance costs	2,830,428	2,551,378
Interest payable	16,184	12,516
Management and incentive fees payable	20,799	12,247
Accounts payable and accrued expenses	5,547	6,082
Total Liabilities	2,872,958	2,582,223

Net Assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of December 31, 2021 and September 30, 2021, respectively.	—	—
Common stock, par value $0.001 per share, 200,000,000 shares authorized, 170,865,742 and 170,028,584 issued and outstanding as of December 31, 2021 and September 30, 2021, respectively.	171	170
Paid in capital in excess of par	2,676,967	2,664,251
Distributable earnings	(69,659)	(81,729)
Total Net Assets	2,607,479	2,582,692
Total Liabilities and Total Net Assets	$5,480,437	$5,164,915

Number of common shares outstanding	170,865,742	170,028,584
Net asset value per common share	$15.26	$15.19

Exhibit 99.1

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share data)
	Three months ended
	December 31, 2021	September 30, 2021
	(unaudited)	(unaudited)
Investment income
Interest income	$92,336	$83,600
GCIC acquisition purchase price premium amortization	(7,095)	(5,405)
Dividend income	317	1,440
Fee income	1,009	1,474
Total investment income	86,567	81,109

Expenses
Interest and other debt financing expenses	17,836	19,343
Base management fee	17,501	12,254
Incentive fee	3,381	268
Professional fees	899	920
Administrative service fee	1,818	1,769
General and administrative expenses	342	263
Total expenses	41,777	34,817
Net investment income	44,790	46,292

Net gain (loss) on investment transactions
Net realized gain (loss) from:
Investments	14,573	7,762
Foreign currency transactions	(25)	(3,126)
Net realized gain (loss) in investment transactions	14,548	4,636
Net change in unrealized appreciation (depreciation) from:
Investments	3,686	11,965
Translation of assets and liabilities in foreign currencies	268	4,812
Forward currency contracts	281	4,471
Net change in unrealized appreciation (depreciation) on investment transactions	4,235	21,248
Net gain (loss) on investments	18,783	25,884
(Provision) for taxes on unrealized appreciation on investments	(495)	(543)
Net increase (decrease) in net assets resulting from operations	$63,078	$71,633

Per Common Share Data
Basic and diluted earnings (loss) per common share	$0.37	$0.42
Dividends and distributions declared per common share	$0.30	$0.29
Basic and diluted weighted average common shares outstanding	170,046,783	169,170,916

Exhibit 99.1

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. (“GBDC”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. GBDC invests primarily in one stop and other senior secured loans to middle market companies that are often sponsored by private equity investors. GBDC’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital LLC group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

Golub Capital is a market-leading, award-winning direct lender and credit asset manager, with over $45 billion of capital under management. Golub Capital specializes in delivering reliable, creative and compelling financing solutions to companies backed by private equity sponsors. The firm’s sponsor finance expertise also forms the foundation of its Late Stage Lending, Broadly Syndicated Loan and Credit Opportunities investment programs. Across its activities, Golub Capital nurtures long-term, win-win partnerships that inspire repeat business from private equity sponsors and investors. Founded over 25 years ago, Golub Capital today has over 600 employees and lending offices in Chicago, New York, San Francisco and London. For more information, please visit golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Christopher Ericson
312-212-4036
cericson@golubcapital.com

Source: Golub Capital BDC, Inc.